ARTICLES OF INCORPORATION
                                  OF
                          POLO EQUITIES, INC.

       The undersigned, a natural person being more than eighteen years of age, acting as incorporator of a corporation pursuant to the provisions of the General Corporation Laws of the State of Nevada, does hereby adopt the following Articles of Incorporation for such corporation:

                               Article I
                                 Name

       The name of the corporation is Polo Equities, Inc.

                              Article II
                               Duration

       The duration of the corporation is perpetual.

                              Article III
                               Purposes

       The purposes for which this corporation is organized are:

       Section 1. To engage in any lawful business or activity which may be conducted under the laws of the State of Nevada or any other state or nation wherein this corporation shall be authorized to transact business.

       Section 2. To purchase or otherwise acquire, own, mortgage, sell, manufacture, assign and transfer or otherwise dispose of, invest, trade, deal in and with real and personal property, of every kind, class, and description.

       Section 3. To issue promissory notes, bonds, debentures, and other evidences of indebtedness in the furtherance of any of the stated purposes of the corporation.

       Section 4. To enter into or execute contracts of any kind and character, sealed or unsealed, with individuals, firms, associations, corporations (private, public or municipal), political subdivisions of the United States or with the Government of the United States.

       Section 5. To acquire and develop any interest in patents, trademarks and copyrights connected with the business of the corporation.

       Section 6. To borrow money, without limitation, and give a lien on any of its property as security for any borrowing.

       Section 7. To acquire by purchase, exchange or otherwise, all, or any part of, or any interest in, the properties, assets, business and good will of any one or more persons, firms, associations, or corporations either within or out of the State of Nevada heretofore or hereafter engaged in any business for which a corporation may now or hereafter be organized under the laws of the State of Nevada; pay for the same in cash, property or the corporation's own or other securities; hold, operate, reorganize, liquidate, sell or in any manner dispose of the whole or any part thereof; and in connection therewith, assume or guaranty performance of any liabilities, obligations or contracts of such persons, firms, associations or corporations, and to conduct the whole or any part of any business thus acquired.

       Section 8. To purchase, receive, take, acquire or otherwise acquire, own and hold, sell, lend, exchange, reissue, transfer or otherwise dispose of, pledge, use, cancel, and otherwise deal in and with the corporation's shares and its other securities from time to time to the extent, in the manner and upon terms determined by the Board of Directors; provided that the corporation shall not use its funds or property for the purchase of its own shares of capital stock when its capital is impaired or when the purchase would cause any impairment of the corporation's capital, except to the extent permitted by law.

       Section 9. To reorganize, as an incorporator, or cause to be organized under the laws of any State of the United States of America, or of any commonwealth, territory, agency or instrumentality of the United States of America, or any foreign country, a corporation or corporations for the purpose of conducting and promoting any business or purpose for which corporations may be organized, and to dissolve, wind up, liquidate, merge or consolidate any such corporation or corporations or to cause the same to be dissolved, wound up, liquidated, merged or consolidated.

       Section 10. To do each and everything necessary, suitable or proper for the accomplishment of any of the purposes or the attainment of any of the objects herein enumerated, or which shall at any time appear conductive to or expedient for the protection or benefit of the corporation.
                              Article IV
                            Capitalization

       Section 1.  The authorized capital of this corporation shall consist of the following stock: Fifty million common shares, par value $.001 per share. Each common share shall have equal rights as to voting
     and in the event of dissolution and liquidation.   There shall be no
     cumulative voting by shareholders.

       Section 2. The shareholders shall have no preemptive rights to acquire any shares of this corporation.

       Section 3. The common and preferred stock of the corporation, after the amount of the subscription price has been paid in, shall not be subject to assessment to pay the debts of the corporation.

                               Article V
                           Principal Office

       The address of the registered office of the corporation is International Venture Capital and Advisory, Inc. with the address as Suite 210, 3340 Topaz Ave., City of Las Vegas, County of Clark, zip code 89121, State of Nevada. The corporation shall maintain such other office, either within or out of the State of Nevada, as the Board of Directors may from time to time determine or the business of the corporation may require.

                              Article VI
                               Directors

       The corporation shall be governed by a Board of Directors. There shall be one (1) or more directors as to serve, from time to time, as elected by the Shareholders, or by the Board of Directors in the case of a vacancy. The original Board of Directors shall be comprised of one
     (1) person and the name and address of the person who is to serve as director until the first annual meeting of shareholders and until successors are elected and shall be:

                 Iris McCamman
                 3340 Topaz, Suite 210
                 Las Vegas, Nevada 89121

                      Article VII
                      Indemnification

       As the Board of Directors may from time to time provide in the Bylaws or by resolution, the corporation may indemnify its officers, directors, agents and other persons to the full extent permitted by the laws of the State of Nevada.

                             Article VIII
                             Incorporator


       The name and address of the incorporator is:

                 Nathan Drage
                 3340 Topaz, Suite 210
                 Las Vegas, Nevada 89121

       Dated this 27th day of May, 1998.


                                          /s/
                                     Nathan Drage



                       NOTARY CERTIFICATE


     State of Nevada       )
                           )ss.
     County of Clark       )

       On the 27th day of May, 1998, personally appeared before me, a Notary Public, who acknowledged that Nathan Drage executed the foregoing Articles of Incorporation of Polo Equities, Inc.



                                     /s/
                                Notary Public

     My Appointment Expires:  5/13/01
     Residing in Nevada


                  CERTIFICATE OF ACCEPTANCE OF APPOINTMENT
                           BY RESIDENT AGENT


     In the matter of Polo Equities, Inc. International Venture Capital and Advisory, Inc. with the address at Suite 210, 3340 Topaz Ave., City of Las Vegas, County of Clark, zip code 89121, State of Nevada, hereby accepts the appointment as Resident Agent of the above-entitled corporation in accordance with NRS 78.090.

       FURTHERMORE, the mailing address for the above-registered office is the same as the above address.

       In witness whereof, the duly authorized officer has hereunto set his hand this 27th day of May 1998.

                 International Venture Capital and Advisory, Inc.
                 Resident Agent



            By:              /s/
                 Nathan W. Drage, President

      __________________________________________________________

     NRS 78.090 Except during any period of vacancy described in NRS 78.097, every corporation must have a resident agent, who may be either a natural person or a corporation, resident or located in this state. Every resident agent must have a street address, where he maintains an office for the service of process, and may have a separate mailing address such as a post office box, which may be different from the street address. The address of the resident agent may be any bank or banking corporation, or other corporation, located and doing business in this state. The certificate of acceptance must be filed at the time of the initial filing of the corporate papers.